CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: MAY 6, 2008

CITIZENS COMMUNITY FEDERAL OPENS IN-STORE BRANCH AT
RICE LAKE, WIS., WAL-MART SUPERCENTER

EAU CLAIRE, Wis.—May 6—Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced that Citizens Community Federal recently opened its branch inside the Wal-Mart Supercenter in Rice Lake, Wis.  The branch was relocated from its previous site at 2462 S. Main Street in Rice Lake.

The branch—now located inside Wal-Mart at 2501 West Ave. in Rice Lake—is the second of seven planned branch openings, announced in January 2008, inside Wal-Mart Supercenters across Minnesota and Wisconsin.  The first branch opened in Red Wing, Minn., on March 3.

Said Tim Cruciani, executive vice president of Citizens Community Bancorp, Inc., “The continued expansion of Citizens’ branches into Wal-Mart Supercenters provides our customers with improved accessibility and expanded service.  Our new Rice Lake branch location gives us the opportunity to extend hours and serve Wal-Mart shoppers who value convenience, service and a one-stop banking and grocery shopping experience.”

Citizens Community Federal currently has 13 branches in Wisconsin, Minnesota and Michigan.

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wis., is the holding company for Citizens Community Federal, a federal savings association operating 13 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
May 6, 2008

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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